Exhibit (a)(1)(v)

Form of Notice of Acceptance of Shares
in Connection with the Company’s Acceptance of Shares

BIP VENTURES EVERGREEN BDC
c/o Ultimus Fund Solutions
PO Box 46707

Cincinnati, OH 45246

Dear Shareholder:

This letter serves to inform you that BIP Ventures Evergreen BDC (the “Company”) has received and accepted for purchase your tender of shares of beneficial interest in the Company, pursuant to the Offer to Purchase dated July 20, 2026 (the “Offer”).

In accordance with the terms of the Offer, you will be issued a promissory note, as described in the Offer to Purchase (the “Note”), which will be held on your behalf by Ultimus Fund Solutions, the Company’s depositary (“Depositary”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares determined as of September 30, 2026, less the 2% Early Repurchase Deduction (if such deduction is applicable to your investment, which is described in the Company’s Registration Statement).

If you have any questions (or wish to request a copy of your Note), please contact BIP Ventures at (404) 410-6476 or investorcommunications@bipventures.vc.

Sincerely, BIP Ventures Evergreen BDC